UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THESTREET, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 25, 2014

Dear Stockholder:

I am pleased to invite you to attend TheStreet, Inc.’s Annual Meeting of Stockholders, which will be held on Thursday, June 12, 2014, at 8:30 a.m. Eastern Daylight Time, at the offices of Orrick, Herrington & Sutcliffe, LLP, 51 West 52nd Street, New York, New York 10019. All stockholders of record as of the close of business on April 17, 2014 are entitled to vote at the Annual Meeting. I urge you to be present in person or represented by proxy at the Annual Meeting.

This year, we are again using the “Notice and Access” method of providing proxy materials via the Internet. We believe that this process will allow us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 25, 2014, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report on Form 10-K and vote electronically via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper or e-mail copy of the proxy materials. Stockholders who previously elected to receive a paper or e-mail copy of the proxy materials will not receive a Notice of Internet Availability of Proxy Materials and instead will receive the proxy materials in the form previously elected.

The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Annual Meeting, which includes: (i) the election of two Class III directors of the Company; (ii) the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and (iii) the advisory approval of the compensation of the Company’s named executive officers as described in the Proxy Statement.

The Company’s Board of Directors believes that a favorable vote on each of the matters to be considered at the Annual Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote “FOR” each such matter. Accordingly, I urge you to review the accompanying material carefully and to vote as soon as possible.

Representatives of the Company and the Board of Directors will be present to help host the Annual Meeting and to respond to any questions that you may have. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible.

Thank you for your ongoing support of TheStreet.

Sincerely,

Elisabeth DeMarse

Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 12, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TheStreet, Inc. (the “Company”) will be held on Thursday, June 12, 2014, at 8:30 a.m. Eastern Daylight Time, at the offices of Orrick, Herrington & Sutcliffe, LLP, 51 West 52nd Street, New York, New York 10019.

The Annual Meeting is for the purpose of considering and acting upon:

(1)	The election of two Class III Directors for three-year terms expiring at the Company’s Annual Meeting of Stockholders in 2017;

(2)	The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	The advisory approval of the compensation of the Company’s named executive officers as described in the Proxy Statement; and

(4)	Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on April 17, 2014 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE OVER THE INTERNET, BY TELEPHONE OR IN PERSON AT THE ANNUAL MEETING OR, IF YOU RECEIVE YOUR PROXY MATERIALS BY U.S. MAIL, YOU ALSO MAY VOTE BY MAILING A PROXY CARD. PLEASE REVIEW THE INSTRUCTIONS ON THE NOTICE OR PROXY CARD REGARDING YOUR VOTING OPTIONS. IF YOU ARE A BENEFICIAL OWNER, YOU SHOULD FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR BROKER OR OTHER NOMINEE.

By Order of the Board of Directors,

Secretary of the Company

New York, New York

April 25, 2014

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 12, 2014

This Proxy Statement, or a Notice of Internet Availability of Proxy Materials (the “Notice”), is being first mailed on or about April 29, 2014 to stockholders of TheStreet, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) in connection with the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 12, 2014, commencing at 8:30 a.m. Eastern Daylight Time, at the offices of Orrick, Herrington & Sutcliffe, LLP, 51 West 52nd Street, New York, New York 10019, or at such other time and place to which the Annual Meeting may be adjourned or postponed. This Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect directors and to conduct the business described in the Notice of Annual Meeting.

Annual Meeting Admission

Only stockholders are invited to attend the Annual Meeting. Proof of ownership of the Company’s stock, along with photo identification, must be presented in order to be admitted to the Annual Meeting. If you are a stockholder of record, please bring photo identification with you so we can check your name against our list of record holders. If your shares are held in the name of a bank, broker or other nominee, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

No cameras (including cell phone cameras), recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Stockholders Entitled to Vote

The close of business on April 17, 2014 is the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had issued and outstanding 34,359,405 shares of common stock and 5,500 shares of Series B Preferred Stock. Each share of common stock is entitled to one vote. The common stock and the Company’s Series B Preferred Stock constitute the only outstanding classes of voting securities of the Company. The Series B Preferred Stock votes together with the common stock as a single class, with the Series B Preferred Stock having a number of votes equal to the number of votes that the holder of the Series B Preferred Stock would be entitled to cast had such holder converted its Series B Preferred Stock into common stock on the record date for determining the stockholders of the Company eligible to vote. The holders of the Series B Preferred Stock will be entitled to vote at the Annual Meeting the equivalent of 3,856,942 shares of common stock (representing the aggregate Series B Preferred Stock liquidation preference of $55 million, divided by a conversion price per share of common stock of $14.26).

Most stockholders of the Company hold their shares through a stockbroker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•	Stockholder of Record — If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Co., you are considered the stockholder of record of those shares and either the Notice or these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the proxyholders or to vote in person at the Annual Meeting.

•	Beneficial Owner — If your shares are held in a stock brokerage account, by a bank, brokerage firm, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and your bank, brokerage firm, trustee or other nominee is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, brokerage firm, trustee or other nominee on how to vote and are also invited to attend the Annual Meeting. Your bank, brokerage firm, trustee or other nominee is obligated to provide you with voting instructions to follow before the Annual Meeting or a legal proxy if you wish to vote in person at the Annual Meeting. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your Notice or other voting instruction form will include that information. If what you receive from your broker or other nominee does not contain Internet or telephone voting information, please complete and return the paper form in the self-addressed, postage paid envelope provided by your bank, brokerage firm, trustee or other nominee.

Proposals You Are Asked to Vote On and the Board’s Voting Recommendations

Proposals:		Board’s Voting Recommendation:

1.	Election of two Class III directors.	“FOR” each nominee to the Board

2.	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	“FOR”

3.	Advisory approval of the compensation of the Company’s named executive officers as described in the Proxy Statement.	“FOR”

The Board is not aware of any matters, other than the proposals described in this Proxy Statement, to be presented for a vote at the Annual Meeting. In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote from one or more of the nominees. For proposals 2 and 3 you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Where you have appropriately specified how a proxy is to be voted, it will be voted accordingly. If you sign a proxy card or voting instruction form with no further instructions, the shares will be voted in accordance with the Board’s voting recommendations as specified above. Additionally, any of the persons named as proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our By-laws.

Quorum and Voting Requirements to Elect Directors and Approve Each of the Proposals

Quorum

The presence (in person or by proxy) of the holders of a majority of the outstanding shares of capital stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a brokerage firm that is considered the stockholder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received specific voting instructions for that proposal from the beneficial owner.

Voting Requirements

Under current rules of the New York Stock Exchange (the “NYSE”) to which its members are subject, certain proposals are considered “discretionary” items upon which brokerage firms holding shares of common stock in street name may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Ratification of BDO USA, LLP as the Company’s independent registered public accounting firm is discretionary. Regarding discretionary matters, your brokerage firm may vote your shares held in street name even if you have not given them specific voting instructions. With respect to the election of directors and proposal 3, a broker does not have discretionary authority to vote in the absence of instructions from the beneficial owner. If you do not provide specific voting instructions for such proposals, a broker non-vote will occur. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Vote Required

•	Election of Two Class III Directors — The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

•	Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2014 — The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal. An abstention will have the same effect as a vote against this proposal.

•	Advisory Approval of the Compensation of the Company’s Named Executive Officers As Described in the Proxy Statement — The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this advisory proposal. An abstention will have the same effect as a vote against this advisory proposal.

Stockholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise. However, the Audit Committee of the Board (the “Audit Committee”) is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Access to Proxy Materials

Once again, we are using the “notice and access” process permitted by the Securities and Exchange Commission (the “SEC”) to distribute proxy materials to stockholders. This process allows us to post proxy materials on a designated web site and notify stockholders of the availability of such proxy materials on that web site. Thus, for most stockholders, we are furnishing proxy materials, including this Proxy Statement and our 2013 Annual Report on Form 10-K, by providing access to such documents on the Internet instead of mailing paper copies.

The Notice, which is being mailed to most of our stockholders, describes how to access and review all of the proxy materials on the Internet. The Notice also describes how to vote electronically via the Internet. If you would like to receive a paper copy of our proxy materials or receive only an e-mail notice of the availability of proxy materials, you should follow the instructions for requesting such materials in the Notice. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect until you revoke it. Choosing to receive your future notices of proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment. If you choose to receive future notices by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting web site.

Voting Methods

If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you wish to vote at the meeting, by using the ballot provided at the meeting. If you are the beneficial owner of shares held in street name, advance voting instructions must be submitted to your bank, brokerage firm, trustee or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the instructions included on your Notice or proxy card or, for shares held in street name, on the Notice or the voting instruction form included by your bank, brokerage firm, trustee or other nominee. If your shares are held in street name and you wish to vote at the meeting, you will need to contact the bank, brokerage firm, trustee or other nominee that holds your shares to obtain a “legal proxy” to bring to the meeting.

The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Telephone and Internet voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on June 11, 2014, the day before the Annual Meeting.

•	Vote by Internet — If you have Internet access, you may vote from any location in the world 24 hours a day, 7 days a week, at the web site that appears on your Notice, proxy card or voting instruction form. Have your Notice, proxy card or voting instruction form in hand when you access the web site and follow the instructions.

•	Vote by Telephone — If you live in the United States, you may use any touch-tone telephone to vote toll-free 24 hours a day, 7 days a week. Have your Notice, proxy card or voting instruction form in hand when you call.

•	Vote by Mail — You may vote by mail by signing and mailing a proxy card or, for shares held in street name, the voting instructions provided by your bank, brokerage firm, trustee or other nominee.

All shares that have been properly voted and for which the vote has not been revoked will be voted at the Annual Meeting. An inspector of election, provided by Broadridge Financial Solutions, our proxy agent, will attend the Annual Meeting and tabulate the votes.

Changing or Revoking Your Vote

You may change or revoke your proxy instructions at any time prior to the cutoff time for telephone and internet voting if you vote by either of those methods and otherwise prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy (or revoking your proxy) by voting again using the telephone or Internet prior to the cutoff time (your latest telephone or Internet proxy prior to the cutoff time is the one that will be counted) or by voting in person at the AnnualMeeting. For shares held in street name, you may change or revoke your vote by following the instructions provided by your broker or other nominee. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Householding

SEC rules allow the Company to deliver a single copy of our Notice (or, if applicable, our Proxy Statement and Annual Report on Form 10-K) to two or more stockholders of record residing at the same address if we believe the stockholders are members of the same family. This practice, known as “householding,” is designed to eliminate your receipt of duplicate mailings and to reduce our printing and postage costs. Accordingly, your household may have received a single Notice or single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting us at the following address: TheStreet, Inc., 14 Wall Street, 15 th Floor, New York, NY 10005, Attention: Investor Relations, or by telephone at (212) 321-5000.

Similarly, if you share an address with another stockholder and have received multiple sets of our proxy materials, you may contact us in the manner set forth above to request delivery of a single set of these materials in the future.

If your shares are held in street name, you may have received a householding notice from your bank, brokerage firm, trustee or other nominee. Stockholders who did not respond that they do not want to participate in householding are deemed to have consented to it, and only one Notice or one copy of the proxy materials is being sent to them. If proxy materials are mailed, each stockholder will continue to receive a separate voting instruction form. Stockholders wishing to change this election with their bank, brokerage firm, trustee or other nominee may contact their bank, brokerage firm, trustee or other nominee directly, or contact Householding Elections by calling 1-800-542-1061, and be prepared to provide their name, the name of the banks, brokerage firms, trustees or other nominees where their shares are held, and their account numbers. The revocation of a consent to householding will be effective 30 days following its receipt.

Lists of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:30 a.m. and 4:30 p.m. (Eastern Daylight Time) at our principal executive offices at 14 Wall Street, 15 th Floor, New York, NY 10005, by contacting the Secretary of the Company at least 24 hours in advance.

Costs of Proxy Solicitation

All costs incurred in the solicitation of proxies by the Company will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, facsimile, email, telephone, in person or by other means, without additional compensation. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with forwarding proxy solicitation materials to the beneficial owners of common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with our Certificate of Incorporation, our Board has been divided into three classes, denominated Class I, Class II and Class III, which are equal in number. Members of each class hold office for staggered three-year terms. At each annual meeting of our stockholders, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified. In addition, one director may be elected by the holders of Series B Preferred Stock on an annual basis, at their discretion, pursuant to the Certificate of Designation for the Series B Preferred Stock and the agreements related to the investment by funds affiliated with Technology Crossover Ventures (“TCV”) in the Company. However, such board member is not a member of a class of directors. TCV has not elected an individual to fill the vacancy as of the date of this proxy statement but may do so in the future.

The names of the nominees and continuing directors, their ages as of the date of the Annual Meeting, and certain other information about them, are set forth below.

Nominees for Director

Sarah Fay and Vivek Shah each have been nominated for election at the Annual Meeting as Class III directors to serve as a director for a three-year term expiring at the Company’s Annual Meeting of Stockholders in 2017, or until their respective successors have been duly elected and qualified. Each of these nominees has consented to being named in this Proxy Statement as a nominee of the Board and to serve if elected. In case any of these nominees should become unavailable for election to the Board prior to the Annual Meeting for any reason not presently known or contemplated, the proxyholders will have discretionary authority in that instance to vote for a substitute nominee.

Sarah Fay, age 51. Ms. Fay has served as a director of the Company since May 2012 and has over 20 years of experience in the media services industry, with a track record of developing and implementing groundbreaking new models for advertising and media. Since May 2009, Ms. Fay has been an independent consultant providing executive advice to businesses in advertising and technology. From April 2008 to May 2009, Ms. Fay served as Chief Executive Officer of Aegis Media North America, a media and digital marketing communications company, where she was also responsible for launching and growing a significant part of that business during her eleven year tenure. Prior to this position, Ms. Fay served as President of Carat Fusion, Inc., where she managed the growth and integration strategy for the digital and one-to-one agency services that fall within Isobar U.S., Aegis’ global network of digital marketing services which Fay helped to launch and grow. During her tenure at Aegis, she converted what began as an interactive media shop to a full service digital marketing agency and led the charge to acquire and integrate five specialist digital marketing firms: Vizium, Lot 21, Freestyle Interactive, iProspect, and Molecular. Ms. Fay serves on the board of directors of several prominent independent digital marketing and advertising companies, such as [x+1], NeoMedia Technologies, Inc., inPowered, Inc., Celtra, Inc., Women’s Marketing, Inc. and SocialFlow. In addition, Ms. Fay participates as a board advisor to several startups in the advertising technology space including Ghostery, Adelphic Mobile, Verve Wireless, Linkable Networks, clypd, and associations MITX and the Ad Club of Boston. The Board believes that Ms. Fay’s extensive experience in the media services industry, with particular knowledge of the digital media, marketing, and advertising industries, as well as her service as a director of a number of other companies, makes her a suitable member of the Board, able to provide valuable insight and advice.

Vivek Shah, age 40. Mr. Shah has served as a director since May 2010. Mr. Shah has served as Chief Executive Officer of Ziff Davis, Inc., a digital media company, since June 2010. Prior to joining Ziff Davis, Mr. Shah held a series of posts of increasing responsibility during a career of more than 14 years at Time Inc., most recently serving as Group President, Digital for Time Inc.’s news, business and sports properties from 2008 to 2009. His prior roles at Time Inc. included President, Fortune/Money Group (2007 to 2008), President, Digital Publishing, Fortune/Money Group (2005 to 2007) and General Manager, Fortune/Money Group (2001 to 2005). The Board believes that Mr. Shah’s extensive experience as a senior media industry executive, with particular knowledge of the digital media and financial media industries, as well as his time of service on our Board, make him a suitable member of the Board, able to provide valuable insight and advice.

The Board of Directors recommends that stockholders vote FOR each named nominee.

Continuing Directors

The current Class I directors of the Company, who are not standing for re-election at the Annual Meeting and whose terms will expire at our Annual Meeting of Stockholders in 2015, or until their respective successors have been duly elected and qualified, are as follows:

James J. Cramer, age 59. Mr. Cramer is the founder of the Company and has served as a director since May 1998. Mr. Cramer currently hosts the “Mad Money” program and appears frequently on CNBC business news programs. Mr. Cramer served as co-host of the “Kudlow & Cramer” program on the CNBC television network from 2003 through December 2004. From June 1996 to December 1998, he served as co-Chairman of the Board and from October 2008 to January 2011, served as Chairman. He has been a columnist and contributor to the Company’s publications since its formation in 1996 and has been an employee of the Company since 2001, after retiring from Cramer, Berkowitz & Co., a hedge fund, at the end of 2000. The Board believes that Mr. Cramer’s extensive knowledge of financial markets and investing, the Company’s core editorial focus, extensive experience in financial media and journalism, as well as his years of service on our Board, make him a suitable member of the Board, able to provide valuable insight and advice.

Mark Walsh, age 60. Mr. Walsh has served as a director of the Company since May 2012. Mr. Walsh currently serves as Chief Executive Officer and co-founder of GeniusRocket, a provider of crowdsourced advertising media and Managing Partner of Ruxton Ventures, LLC. Mr. Walsh is also the Executive Chairman of HomeSnap, Inc. Prior to GeniusRocket, Mr. Walsh served as Chief Executive Officer (1997 to 2000) and Chairman (2000 to 2001) of VerticalNet, Inc., an e-commerce solutions provider. Prior to joining VerticalNet, Mr. Walsh was a Senior Vice President and corporate officer at America Online, Inc., an internet media company, from 1995 to 1997 and President of GEnie, General Electric’s online service, from 1994 to 1995, following earlier positions with a number of internet and television businesses. Mr. Walsh also has served on the board of directors of numerous for-profit and non-profit organizations, including Day Software (2000 to 2010) and Blackboard Inc. (2000 to 2004). The Board believes that Mr. Walsh’s extensive experience as a senior executive and as a director of a number of technology and media companies make him a suitable candidate to join the Board, able to provide valuable insight and advice.

The current Class II directors of the Company, who are not standing for re-election at the Annual Meeting and whose terms will expire at our Annual Meeting of Stockholders in 2016, or until their respective successors have been duly elected and qualified, are as follows:

Elisabeth DeMarse, age 60. Ms. DeMarse has served as a director of the Company since March 2012. Since March 2012, Ms. DeMarse has served as President and Chief Executive Officer of the Company, and was appointed Chairman of the Board in May 2012. From October 2010 to February 2012, Ms. DeMarse served as Chief Executive Officer of Newser, an online news service. From November 2006 until its acquisition by Bankrate, Inc. in August 2010, Ms. DeMarse served as Chief Executive Officer and President of CreditCards.com, a digital financial content company. From December 2005 to October 2006, Ms. DeMarse served as CEO-in-Residence of Austin Ventures, a venture capital firm. From April 2000 to June 2004, Ms. DeMarse served as President and Chief Executive Officer of Bankrate, Inc., a digital financial content company. From 1998 to 2000, Ms. DeMarse served as Executive Vice President of Hoover’s Online, Inc., a digital financial content company. Prior to joining Hoover’s, Ms. DeMarse served for ten years as a senior executive in a variety of roles at Bloomberg L.P., a financial information organization. Ms. DeMarse serves on the Board of Directors of ZipRealty, Inc. In addition, Ms. DeMarse has served on the Board of Directors of the following companies within the past five years: Internet Patents Corporation (formerly known as InsWeb Corporation); EDGAR Online, Inc., (2004 to 2011); YP Corp. (2006 to 2007); Heska Corporation (2004 to 2007); and Stockgroup Information Services Inc. (2005 to 2007). The Board believes that Ms. DeMarse’s extensive experience as a senior media industry executive, with particular knowledge of the digital media and financial media industries, as well as her perspective as Chief Executive Officer of the Company, make her a suitable member of the Board, able to provide valuable insight and advice.

Keith Hall, age 60. Mr. Hall has served as a director of the Company since November 2012 and has over 30 years of experience in finance, including accounting control and certification, corporate governance, capital formation, mergers and acquisitions, re-engineering, and financial analysis. From November 2011 to December 2012, Mr. Hall served as interim Chief Financial Officer and consultant for Education Dynamics, a higher-education marketing and information services company. From 1999 to 2007, Mr. Hall served as Senior Vice President and Chief Financial Officer of LendingTree, LLC, an online lending exchange, leading the company’s initial public offering in 2000 and its subsequent acquisition by InterActive Corporation in 2003. Prior to LendingTree, Mr. Hall served as Senior Vice President and Chief Financial Officer of Broadway & Seymour Inc. (1997 to 1999), Loctite Corporation (1996 to 1997), Legent Corporation (February to November 1995). All of these firms were subsequently acquired. From 1983 to 1995, Mr. Hall served in various financial positions at United Technologies Corporation, including Vice President and Chief Financial Officer of the North American Operations of Carrier Corporation, with heavy emphasis on operational analysis and acquisitions. Mr. Hall serves on the board of directors of Gleacher & Company and Tectura, Inc. In addition, Mr. Hall has served on the board of directors of the following companies within the past five years: WhiteFence, Inc. (2011-2013), MTM Technologies Inc. (2008-2012), Polymer Group Inc. (2008-2011), CoreLogic, Inc. (2008-2010), NewRiver, Inc. (2004-2010), Ikonisys, Inc. (2008-2009), and Electronic Clearing House Inc. (2008-2009). The Board believes that Mr. Hall’s extensive experience in the financial, technology, advertising and media industries, as well as his service as a senior executive director of a number of other companies, make him a suitable member of the Board, able to provide valuable insight and advice.

Executive Officers

The following sets forth certain information regarding current executive officers of the Company, including their ages as of the date of the Annual Meeting. Information pertaining to Ms. DeMarse, who is both a director and President and Chief Executive Officer of the Company, may be found in the section above entitled “Continuing Directors.”

Erwin Eichmann, age 50, Chief Business Officer. Mr. Eichmann joined the Company in August 2012 as the Company’s Vice President of Corporate and Business Development, General Counsel and Secretary. In August 2013 Mr. Eichmann became the Company’s Chief Business Officer in charge of the subscription business. An expert in business development and legal advice, Mr. Eichmann has over 20 years of experience in the financial industry. Prior to joining the Company, Mr. Eichmann served in various positions at Morgan Stanley from 2001 to 2012, most recently serving as Chief Operating Officer, IT Sourcing and Executive Director, where he negotiated transactions for global wealth management, technology and operations. Prior to Morgan Stanley, Mr. Eichmann served as Vice President of Corporate Development at CNBC.com and was principal legal counsel for NBC’s Interactive Media Group (1997 to 2001). Mr. Eichmann began his legal career at O’Melveny & Myers (1989 to 1991) and Shearman & Sterling (1991 to 1997).

John C. Ferrara, age 62, Chief Financial Officer. Mr. Ferrara joined the Company in February 2013, bringing more than 25 years of experience in finance and operations, mergers and acquisitions, debt and equity financing, business development, strategic planning and corporate governance. From March 2011 to February 2013, Mr. Ferrara served as Chief Operating Officer and Chief Compliance Officer of Invmetrics Holdings, Inc., formerly RogersCasey, Inc. Prior to Invmetrics, Mr. Ferrara served as Chief Financial Officer of EDGAR Online Inc., a provider of company data and public filings for equities, mutual funds and other publicly traded assets, from March 2008 to March 2010. From May 2006 to December 2007, Mr. Ferrara served as Interim Chief Financial Officer of GAMCO Investors, Inc., a publicly traded investment management company. In addition, Mr. Ferrara has held Chief Financial Officer positions at Space Holding Corporation, a private multimedia company dedicated to space, science and technology; Golden Books Family Entertainment Inc., a Nasdaq-listed publisher, licensor, and marketer of entertainment products; and Renaissance Communications Corporation, an NYSE-listed owner and operator of television stations. Since 1999, Mr. Ferrara has served on the board of directors of several public companies, including Response Genetics, Inc. (2008 to 2010), GAMCO Investors, Inc. (1999 to 2007), The LGL Group, Inc. (2004 to 2006), and LICT Corporation (formerly Lynch Interactive Corp) (1999 to 2006). Earlier in his career, Mr. Ferrara served various positions at American Express Company, National Broadcasting Company (NBC) and Deloitte LLP.

Vanessa J. Soman, age 44, General Counsel and Corporate Secretary. Ms. Soman joined the Company in August 2013, bringing over 15 years of experience advising senior leadership in a wide variety of industries. Prior to joining the Company, Ms. Soman was Vice-President and Associate General Counsel at Martha Stewart Living Omnimedia, Inc., where she was responsible for SEC/Corporate Governance, Intellectual Property, Licensing, Privacy, and Employment matters. Prior to Martha Stewart Living Omnimedia, Inc. Ms. Soman held positions at Kaplan, Inc. as Associate General Counsel, and Sears Holdings as Assistant General Counsel. Earlier in her career, she was a trademark associate at Finnegan Henderson. Ms. Soman began her career as a trademark examining attorney at the U.S.P.T.O.

There are no family relationships between any director or executive officer of the Company.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

The following discussion summarizes corporate governance matters relating to the Company, including director independence, Board and Committee structure, function and composition, charters, policies and procedures. For information on the Company’s corporate governance, including the text of the Company’s Restated Certificate of Incorporation, as amended, and By-laws, the charters approved by the Board for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and the Company’s Corporate Governance Guidelines and the Code of Ethics, please visit the Investor Relations section of the Company’s web site at http://investor-relations.thestreet.com, under “Corporate Governance.”

Independence of Directors

The Board has determined that four of its current six members are independent under the independence standards of listing requirements of The NASDAQ Stock Market, Inc. (“Nasdaq”). Under these standards, a director is not independent if the director has certain specified relationships with the Company or any other relationship, which in the opinion of the Board would interfere with the director’s exercise of independent judgment as a director. The independent directors are: Ms. Fay, Mr. Hall, Mr. Shah and Mr. Walsh.

Board of Directors and Committees

The Board is responsible for directing and overseeing the business and affairs of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters that, in accordance with good corporate governance, require Board approval. It also holds special meetings and acts by unanimous written consent when an important matter requires Board action between scheduled meetings.

During fiscal 2013, the Board held eight meetings and each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he or she was a director or member of the applicable committee.

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. In addition to these standing committees, the Board from time to time may establish special committees to which authority may be delegated with respect to particular matters. The functions of the standing committees, their members and the number of meetings held during fiscal 2013 are described below.

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company including ensuring the integrity of the Company’s financial statements. The Audit Committee oversees the Company’s internal accounting and financial reporting procedures and reviews the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm, to approve their fees and to evaluate their performance. The Audit Committee currently consists of Mr. Hall, who serves as its chairman, Ms. Fay, and Mr. Walsh. All of the current members of the Audit Committee are independent under the Nasdaq corporate governance listing standards and satisfy the additional Nasdaq and SEC independence requirements for audit committee members, as well as Nasdaq rules for financial literacy. In addition, the Board has determined that Mr. Hall, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. The Audit Committee held seven meetings during fiscal 2013. The Audit Committee operates under a written charter adopted by the Board, available on the Company’s web site at http://investor-relations.thestreet.com, under “Corporate Governance.”

Compensation Committee. The Compensation Committee makes the final determinations concerning the compensation of the Company’s executive officers, oversees retention planning for the Company’s senior management and other key employees, administers the Company’s incentive and equity based compensation plans and makes recommendations to the Board regarding the compensation of the Company’s directors. The Compensation Committee requests the Company’s Chief Executive Officer to make compensation recommendations for the Company’s other senior managers (including the other named executive officers) and also obtains the Chief Executive Officer’s evaluations of each senior manager’s performance. The Compensation Committee currently consists of Mr. Walsh, who serves as its chairman, Mr. Shah, and Ms. Fay. Ms. Fay was appointed to the Compensation Committee January 29, 2014. All of the current members of the Compensation Committee are independent under Nasdaq corporate governance listing standards. The Compensation Committee held four meetings during fiscal 2013. The Compensation Committee operates under a written charter, amended September 13, 2013 and adopted by the Board, which is available on the Company’s web site at http://investor-relations.thestreet.com, under “Corporate Governance.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies and evaluates potential director candidates, recommends candidates for appointment or election to the Board and advises the Board on matters of corporate governance. The Nominating and Corporate Governance Committee currently consists of Mr. Shah, who serves as its chairman, Ms. Fay, and Mr. Walsh, who was appointed September 25, 2013. All of the current members of the Nominating and Corporate Governance Committee are independent under Nasdaq corporate governance listing standards. The Nominating and Corporate Governance Committee held two meetings during fiscal 2013. The Nominating and Corporate Governance Committee operates under a written charter, amended September 25, 2013, and adopted by the Board, which is available on the Company’s web site at http://investor-relations.thestreet.com, under “Corporate Governance.”

Board Leadership and Role in Risk Oversight

Our Board believes that Ms. DeMarse’s service as both Chairman and Chief Executive Officer is in our best interests and in the best interests of stockholders. Ms. DeMarse possesses an extensive and in-depth knowledge of our business and the specific issues, opportunities and challenges that we face. As a result, she is best positioned to develop agendas that ensure that our Board of Director’s time and attention are focused on the most critical matters facing the Company. Further, as Chairman and Chief Executive Officer, Ms. DeMarse provides us with a single voice to present a clear and consistent message and strategy to our stockholders, employees and customers. Each of our directors, other than Ms. DeMarse and Mr. Cramer are independent and the Board believes that the independent directors provide effective oversight of management. The Board further believes that, based on the size of the Company and Ms. DeMarse’s performance as Chief Executive Officer since the commencement of her employment with the Company, combining the role of Chairman of the Board and Chief Executive Officer is appropriate, as it may strengthen investor confidence in our Company.

Although our Board of Directors believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in our current circumstances, our corporate governance guidelines do not establish this approach as a policy, but as a matter for consideration and determination by our Board of Directors. Our corporate governance guidelines provide that if our Chairman also serves as Chief Executive Officer, or is not otherwise an independent director, the Board of Directors may designate an independent director to act as lead independent director. The Lead Independent Director’s responsibilities include presiding over and setting the agendas for executive sessions of the non-management or independent directors, consulting with the Chairperson regarding the scheduling of Board meetings, overseeing the appropriate flow of information to the Board, acting as a liaison between the non-management directors and management with respect to scheduling and agendas for Board meetings and being available for consultation and communication with stockholders as appropriate. Our Board of Directors has designated Mr. Walsh as our Lead Independent Director.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s industry, operations, balance sheet and technology considerations, among other things, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee (as well as the Audit Committee in the context of related party transactions) manages risks associated with the independence of the members of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Director Nominations

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members, by stockholders and by management. From time to time, the Nominating and Corporate Governance Committee may also engage third party search firms to assist it in identifying director candidates.

To have a potential director candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information: (i) name and address of record of stockholder submitting the recommendation; (ii) name, age, business and residential address, educational background, current principal occupation and employment for the preceding five full fiscal years of the proposed director candidate; (iii) description of the qualifications and background of the proposed director candidate indicating the particular skills or expertise the candidate would bring to the Board; (iv) consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual meeting of stockholder and to serve as a director if elected at such annual meeting; (v) number of shares of the Company’s stock owned by the stockholder submitting the recommendation and the length of time such shares have been held and a representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (vi) description of all relationships, arrangements or understandings between the stockholder and the proposed director candidate; (vii) any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement in the event the proposed candidate were to be nominated as a director; and (viii) any other information required by the Company’s Amended and Restated By-Laws.

The Company’s Nominating and Corporate Governance Committee will consider candidates recommended for nomination to the Board by stockholders if submitted on a timely basis to the Company’s Secretary. Such submissions must be delivered to or mailed and received at the principal executive offices of the Company as set forth in its By-Laws, which currently require such notice to be provided not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the annual meeting.

In evaluating director candidates for purposes of recommending nominees to the Board, the Nominating and Corporate Governance Committee will consider (among other factors the Nominating and Corporate Governance Committee may deem relevant) the candidate’s: (i) personal and professional ethics and integrity; (ii) leadership experience; (iii) business and professional experience in fields relevant to the Company’s business (including whether that experience complements the expertise and experience of the other directors); (iv) commitment to representing the interests of all stockholders of the Company; (v) diversity in skills, experience and background; (vi) ability to devote sufficient time to Board activities, including consideration of service on other public company boards; and (v) status under all applicable independence requirements.

The Nominating and Corporate Governance Committee process for evaluating a director candidate may include, without limitation, any or all of the following steps: (i) review publicly available information about the candidate; (ii) request additional information from the candidate (or the submitting stockholder) to review his or her qualifications; (iii) conduct interviews with the candidate; (iv) contact the candidate’s references and/or other sources of firsthand information about the candidate; (v) cause to be assembled information concerning the background and qualification of the candidate, including information concerning the candidate to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person recommending the candidate; (vi) determine if the candidate satisfies minimum qualifications required by the Nominating and Corporate Governance Committee of candidates for election as director; (vii) determine if the candidate possesses any of the specific qualities or skills that under the Nominating and Corporate Governance Committee’s policies must be possessed by one or more members of the Board; (viii) consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and (ix) consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

Candidates recommended by stockholders will be considered under the same criteria as candidates recommended by other sources. However, only those recommendations whose submission complies with the procedural requirements of the By-Laws and the procedural requirements adopted by the Nominating and Corporate Governance Committee will be considered. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. In evaluating current director candidates for re-election to the Board, the Nominating and Corporate Governance Committee may also take into consideration the director’s record of attendance at Board and committee meetings. The Company’s Policy and Procedures for Nomination of Directors in included as Attachment A to the Company’s Corporate Governance Guidelines, which are available on the Company’s web site at

http://investor-relations.thestreet.com, under “Corporate Governance.”

Board Effectiveness

Our Board of Directors performs periodic self-assessments, led by the Chair of our Nominating and Corporate Governance Committee, to evaluate its effectiveness in fulfilling its obligations. Such an assessment was conducted and completed in 2013.

Diversity Policy

The Board has not adopted a formal policy with respect to Board diversity. Nevertheless, the Nominating and Corporate Governance Committee and the Board intend to consider, when evaluating potential candidates to join the Board, whether the candidate’s background may add diversity to the Board to potentially enhance the variety of perspectives that may be brought to bear in carrying out the Board’s duties.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may communicate with our Board of Directors, any committee of the Board, or any individual director, by sending a letter to the Board or the appropriate committee or director c/o the Secretary of the Company at TheStreet, Inc., 14 Wall Street, 15th Floor, New York, NY 10005.

All such correspondence shall be collected, organized and processed by the Secretary of the Company and forwarded to the appropriate director, committee, or full Board depending on the facts and circumstances outlined in the communication received. All matters concerning accounting, internal, controls or other audit matters, will be promptly forwarded to the Chair of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee for such matters. Comments or questions regarding the nomination of directors and other corporate governance matters will generally be referred to the Chair of the Corporate Governance and Nominating Committee and the Lead Independent Director.

The Board encourages all directors to attend annual meetings of the stockholders of the Company. Six of the seven members of the Board serving at the time of the 2013 Annual Meeting attended the meeting.

Corporate Governance Guidelines and Code of Ethics

We have adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, charters of the committees of our board of directors, form the framework for our corporate governance. We have also adopted a Code of Ethics that applies to all of our employees, and directors and officers. Both our Corporate Governance Guidelines and Code of Ethics are available on our website in the Investor Relations section at http://investor-relations.thestreet.com, under “Corporate Governance.” As required by law, we intend to disclose on our website any amendments to our Code of Ethics, or any waivers of its requirements.

Related Person Transaction Policy and Procedures

The Company has a written policy pursuant to which the Audit Committee reviews and approves or ratifies any transaction or series of transactions involving more than $20,000 (satisfying Nasdaq rules which only require review of any transaction or series of transactions involving more than $120,000) in which the Company was, is or will be a participant, and in which any related person had, has or will have, a direct or indirect interest. For purposes of this policy, the term “related person” has the meaning contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee is required to consider the facts and circumstances of the transaction, including, without limitation, the following:

(1)	the related person’s relationship to the Company and interest in the proposed transaction;

(2)	the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

(3)	the benefits to the Company of the proposed transaction;

(4)	the impact on a director’s independence;

(5)	the availability of other sources for comparable products or services;

(6)	whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and

(7)	any other matters the Audit Committee deems appropriate.

In addition, the policy requires Audit Committee review and approval of all proposed contributions by the Company to any charitable or non-profit organization for which a related person serves as a trustee, officer or other principal. In the event the Company becomes aware of a related person transaction that was not reviewed and approved in advance, then the transaction will be submitted to the Audit Committee for evaluation as above, and (i) if the transaction is pending or ongoing, the Committee will determine the appropriate course of action, including ratification, amendment or termination, and (ii) if the transaction is completed, the Committee will determine if rescission and/or disciplinary action is appropriate, and will request that the General Counsel evaluate the Company’s controls and procedures to ascertain why the transaction was not properly submitted for prior approval and whether changes to the policy and procedures are recommended. No Audit Committee member may participate in any review, consideration or approval of any transaction with respect to which such member, or any of his or her immediate family members, is a related person.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, the Compensation Committee consisted of Mr. Gruver, Mr. Marshall, Mr. Walsh, and Mr. Shah. Each of them is (or in the case of Mr. Gruver and Mr. Marshall, was) independent and none of them are employees or former employees of the Company. During fiscal 2013, none of the Company’s executive officers served on the compensation committee (or equivalent) or the board of directors of another entity, an executive officer of which served on the Company’s Compensation Committee or Board. Ms. Fay was appointed to the Compensation Committee in January 2014.

Compensation of Directors

Set forth below is a general description of our current director compensation policy which is intended to compensate, incentivize and retain our independent directors.

•	Annual Cash Retainer. Each non-employee director receives an annual cash retainer in the amount of $30,000 for service on the Company’s Board. The retainer is payable in arrears in equal quarterly installments (on March 31 st, June 30 th, September 30 th and December 31 st) and prorated as necessary to reflect service commencement or termination during the quarter.

•	Equity Grant for Board Membership. Each non-employee director receives an annual grant of restricted stock units (“RSUs”) awarded under an equity compensation plan approved by the Company’s stockholders. The RSUs are awarded on the first business day of each calendar year and valued at $60,000 for all non-employee directors. The RSU value is calculated based upon the closing price of the Company’s common stock on the date of grant. The RSUs vest on the first anniversary of the date of grant (or earlier upon the occurrence of a change of control of the Company), subject to continued service. If a non-employee director is elected after the first business day of a year, the $60,000 grant shall be prorated to reflect the partial year of service, and will vest on the first business day of the following calendar year.

•	Equity Grant for Board Committee Membership. Each non-employee director who serves on the Company’s Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee receives, with respect to each such committee membership, an annual grant of 5,000 stock options. The stock options are awarded on the first business day of each year and have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The stock options vest on the first anniversary of the date of grant (or earlier upon the occurrence of a change of control of the Company), subject to continued service, and expire on the fifth anniversary of the date of grant. If a non-employee director is appointed to any one or more of the Company’s standing committees after the first business day of a year, the 5,000 grant with respect to each such committee membership shall be prorated to reflect the partial year of service and will vest on the first business day of the following calendar year.

•	Chairmanship Fees. In addition to the fees set forth above, in fiscal year 2013, the chairperson of each committee received the following additional annual cash fees (payable quarterly in arrears and prorated for partial service in a quarter), to compensate him or her for the additional responsibilities and duties of the position:

•	Audit – $20,000

•	Compensation – $15,000; and

•	Nominating and Corporate Governance – $10,000

In addition, in connection with the creation and designation of a Lead Independent Director position this year, the Board approved an additional annual cash fee of $5,000 (payable quarterly in arrears and prorated for partial service in a quarter) to such person.

Further, non-employee directors are reimbursed for the expenses they incur in connection with attending Board and committee meetings. See the section of this Proxy Statement entitled “Transactions with Related Persons” for a discussion of certain agreements between the Company and James J. Cramer in his capacity as an employee of the Company.

The below table reflects the total compensation our directors earned during fiscal 2013:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation ($)	Total ($)
James J. Cramer (4)	—	—	—	—	—
Elisabeth DeMarse (5)	—	—	—	—	—
Sarah Fay	30,000	60,000	4,773	—	94,773
William R. Gruver(6)	20,375	60,000	5,341	—	85,716
Keith Hall (7)	50,000	60,000	2,670	—	112,670
Christopher Marshall(8)	7,500	60,000	2,670	—	70,170
Vivek Shah (9)	40,000	60,000	5,341	5,000	110,341
Mark Walsh (10)	41,125	60,000	4,138	5,000	110,263

(1)	The amounts in the “Fees Earned in Cash” column reflect the aggregate amount of cash received by each non-employee director for service on the Board and Chair of a particular committee.
(2)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock unit (“RSU”) awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The grant date fair value of the RSU awards reflects the closing price of the Company’s common stock on the date of grant. On January 2, 2013, each non-employee director was granted 35,503 RSUs, having a grant date fair value of $1.69 per share. Each RSU award in the table above includes the grant of dividend equivalents, as applicable, with respect to such RSU. The Company maintains a bookkeeping account to which it credits, whenever cash dividends are paid on the common stock, an amount equal to the amount of the dividend paid on a share of common stock for each then-outstanding RSU granted. The accumulated dividend equivalents vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash to the holder. These amounts are not reflected in the “Stock Awards” column but rather are reflected in the “All Other Compensation” column, when applicable. During fiscal year 2013 the Company suspended its dividend, thus no dividend equivalents were accumulated. As of December 31, 2013, (i) Ms. Fay, Mr. Gruver, Mr. Hall, Mr. Marshall, Mr. Shah and Mr. Walsh each held 35,503 unvested RSUs, all of which vested on January 2, 2014.
(3)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of the stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. Assumptions made in the calculation of the grant date fair value of the stock option awards are included in Note 1 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2014. On January 2, 2013, each non-employee director serving on one or more of the Company’s Committees was granted 5,000 stock options per each such membership, which vested on January 2, 2014, have an exercise price of $1.69 per share (the closing price of the Company’s common stock on the date of grant) and expire on January 2, 2018. As of December 31, 2013, the following directors held unvested options to purchase the following number of shares of Company common stock, each of which stock options vested January 2, 2014: each of Mr. Gruver and Mr. Shah, 10,000 shares; each of Ms. Fay, Mr. Walsh, Mr. Marshall, and Mr. Hall, 5,000 shares.
(4)	Mr. Cramer is a director and an employee but not an executive officer of the Company. Compensation for his services as an employee is described in the section of this Proxy Statement entitled “Transactions with Related Persons.” Mr. Cramer did not receive separate consideration for his service as a director.
(5)	Ms. DeMarse’s compensation for her service as the Company’s Chief Executive Officer is described in the section of this Proxy Statement entitled “Executive Compensation.” Ms. DeMarse does not receive separate consideration for her service as a director and Chairman of the Board.
(6)	Mr. Gruver resigned from the Board on June 13, 2013. Cash compensation includes an annual fee of $6,792 for duties associated with chairing the Compensation Committee, pro-rated for partial year service.
(7)	Cash compensation includes an annual fee of $20,000 for duties associated with chairing the Audit Committee.
(8)	Mr. Marshall resigned from the Board on March 31, 2013.
(9)	Cash compensation includes an annual fee of $10,000 for duties associated with chairing the Nominating and Corporate Governance Committee. Also, received a one-time cash award for successfully negotiating Mr. Cramer’s employment agreement, reflected under the “All Other Compensation” column.

(10)	Cash compensation includes an annual fee of $8,208 for duties associated with chairing the Compensation Committee pro-rated for partial year service and $2,917 for duties associated with serving as the Lead Independent Director. Also, received a one-time cash award for successfully negotiating Mr. Cramer’s employment agreement, reflected under the “All Other Compensation” column.

Stock Ownership of Directors

Pursuant to the stock ownership guidelines under the Company’s director compensation policy originally approved by the Board in 2006 and most recently amended in December 2011, each director is expected to beneficially own shares of the Company’s common stock (excluding shares underlying unexercised stock options) equal to at least $180,000 in value. Each director who has served as a director continuously since January 1, 2007 was expected to be in compliance with this guideline by January 1, 2011. Each director who joined or joins the Company after January 1, 2007 is expected to be in compliance with this guideline by the fourth anniversary of the date of his or her election as a director. The Board recognizes that exceptions to this guideline may be necessary or appropriate in individual cases, and may approve such exceptions from time to time as it deems appropriate in the interests of the Company’s stockholders.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment of the Company’s independent registered public accounting firm. The Audit Committee has selected BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The Company is submitting its selection of BDO for ratification by the stockholders at the Annual Meeting. Representatives of BDO are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends that stockholders vote FOR the ratification of BDO as the Company’s independent registered public accounting firm.

Fees of Independent Registered Public Accountants

The Company’s independent registered public accounting firm was KPMG, LLP (“KPMG”) with respect to the fiscal year ended December 31, 2012 through the first quarter of fiscal year 2013, thereafter the company appointed BDO with respect to the balance of the fiscal year that ended December 31, 2013. The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firms for services rendered with respect to such fiscal years:

	2013	2012
Audit fees (1)	$399,543	$666,200
Tax fees (2)	65,740	62,000
Total Fees	$465,283	$728,200

(1)	In accordance with SEC rules, audit fees are fees that the Company paid to its independent registered public accounting firm for the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q, for the audits of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements, including during 2012 audit work performed in connection with the acquisition of The Deal, LLC and 2013 audit work performed in connection with the acquisition of certain assets of Deal Flow Media, Inc.
(2)	Tax fees for 2012 relate to preparation and filing of the Company’s fiscal 2011 taxes returns. Tax fees for 2013 relate to preparation and filing of the Company’s fiscal 2012 tax returns.

The Audit Committee pre-approves, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the Company’s independent registered public accounting firm prior to its engagement to perform such services.

Change in Independent Registered Public Accounting Firm

On April 24, 2013, the Audit Committee approved the dismissal of KPMG as the Company’s independent registered public accounting firm, effective as of the date that KPMG completed its review of the Company’s consolidated financial statements for the three months ended March 31, 2013. The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended December 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2012 and 2011 and the subsequent interim period through April 24, 2013, there were (a) no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement, or (b) no reportable events. The Company provided KPMG with a copy of the disclosures made in a Current Report of Form 8-K prior to the time the Form 8-K was filed with the SEC. The Company requested that KPMG furnish a letter addressed to the SEC as to whether or not it agreed with the Company’s statements made therein. A copy of the letter from KPMG dated April 29, 2013 was filed as Exhibit 16.1 to the Form 8-K.

On April 24, 2013, the Audit Committee approved the engagement of BDO USA as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. In deciding to engage BDO, the Audit Committee reviewed auditor independence and existing relationships with BDO and concluded that BDO has no commercial relationships which would impair its independence. During the years ended December 31, 2012 and 2011 and through the subsequent interim period through April 24, 2013, neither the Company nor anyone on its behalf consulted with BDO on any matters or events set forth in Item 304(a)(2) of Regulation S-K.

2013 Audit Committee Report

The primary function of the Audit Committee is to oversee the Company’s accounting, auditing and financial reporting processes. The Audit Committee operates pursuant to a written charter adopted by the Board, which is publicly available on the Investor Relations section of the Company’s web site at http://investor-relations.thestreet.com, under “Corporate Governance.”

Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. In addition to preparing the Company’s financial statements in accordance with U.S. generally accepted accounting principles, management is responsible for assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, as required.

Generally, at meetings of the Audit Committee held during fiscal 2013 and 2014, the Audit Committee met with senior members of the Company’s finance department and members of the audit engagement team of the Company’s independent registered public accountant. The Audit Committee also met regularly with the Company’s General Counsel to discuss legal, corporate governance and regulatory matters that concern the Company. In the performance of its oversight functions, the Audit Committee reviewed and discussed with management and representatives of the independent registered public accounting firm the audited financial statements as of and for the year ended December 31, 2013, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s consolidated financial statements, as well as management’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also met with representatives of the independent registered public accounting firm in private sessions, without members of the Company’s management being present, to discuss accounting, disclosure and internal control issues, including matters that the auditors are required to discuss with the Committee as required by professional standards. The Audit Committee has also discussed with the independent registered public accounting firm those matters required to be discussed by the independent registered public accounting firm under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”), specifically, PCAOB Standard—Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee received the written disclosures and letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Pursuant to the Audit Committee Charter, the Audit Committee is also responsible for the appointment of the Company’s independent registered public accounting firm, evaluation of that firm’s performance and, when circumstances warrant, termination of that firm’s engagement. Accordingly, the Audit Committee met with senior members of the Company’s financial management team in private sessions to discuss KPMG’s dismissal.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews and procedures. In performing their oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors

Keith Hall, Chairman

Sarah Fay

Mark Walsh

COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS

Executive Compensation Overview

The Compensation Committee sets the base salary and incentive compensation of the Company’s executive officers, and is responsible for the administration of, and awarding long-term incentives under, the Company’s 2007 Performance Incentive Plan (the “2007 Plan”).

In establishing and managing compensation for the executive officers, the Compensation Committee intends to enhance stockholders’ long-term interests by:

•	motivating executive officers to achieve the highest levels of performance;

•	recruiting and retaining talented employees;

•	competing with rapidly growing, respected companies in businesses similar to ours within clear and rational guidelines; and

•	creating a compensation environment driven by accountability.

Consistent with the preceding, the Compensation Committee’s philosophy with respect to long-term incentives under the 2007 Plan is to limit initial equity awards to new executive officers to options. The purpose is to ensure that initially the executive officers’ long-term equity incentives are dependent upon the performance of the Company. For long-term equity incentives to existing executive officers, the Compensation Committee will use a mixture of options and restricted stock units reflective of the contributions of the executive officers to the Company’s performance. The use of restricted stock units enables the Compensation Committee to limit dilution while properly incentivizing executive officers and linking compensation to Company performance.

Commitment to Establishing Market-Appropriate Compensation

During fiscal year 2013, the Company and the Compensation Committee continued its commitment to establishing and maintaining market-appropriate compensation packages aligned with shareholders’ long-term interest for executive officers and key employees. This commitment is evidenced by the compensation packages for the current executive officers, which, without exception, provide for less cash compensation as compared to the previous executive officers that were replaced during fiscal years 2012 and 2013.

In addition to providing a portion of the executive officers compensation in the form of long-term incentives that are aligned with the stockholders interests, a substantial portion of each executive officer’s total cash compensation (in all cases at least 20% of total cash compensation) was contingent upon the achievement of objective company-based and individual performance goals for fiscal year 2013 (except for Ms. DeMarse who was not eligible to participate in the Company’s short-term incentive plan for fiscal year 2013). The Short-Term Cash Incentives for fiscal year 2013 are described in more detail below in the Section entitled “Additional Disclosure Related to the Summary Compensation Table”.

Agreements with Current Executive Officers

Elisabeth DeMarse – Chairman, President and Chief Executive Officer

On March 7, 2012, the Company executed an offer letter with Ms. DeMarse that provides she will serve as President and Chief Executive Officer of the Company and be appointed as a director of the Board (Ms. DeMarse was appointed Chair of the Board in May 2012). Pursuant to the offer letter, Ms. DeMarse receives a base salary of $400,000 per annum, subject to annual review for potential increase at the discretion of the Compensation Committee of the Board. Based on the Compensation Committee review of Ms. DeMarse’s performance to date and a desire to recognize her outstanding past performance as well as to provide her with the proper incentives in the future, the Compensation Committee (i) increased Ms. DeMarse’s base salary to $480,000 effective January 1, 2014 and (ii) decided to allow her to participate in the Company’s target annual cash incentive bonus program commencing with fiscal year 2014 with an target annual bonus, calculated quarterly with a 10% holdback paid at the end of the fiscal year, of up to 30% of her base salary. Her original offer letter did not provide for Ms. DeMarse’s participation in any target annual cash incentive bonus. In connection with her hiring, on March 7, 2012, Ms. DeMarse received a sign-on bonus of $200,000, which was subject to certain claw back provisions that have all expired as of the date hereof.

Also on March 7, 2012, the Company granted Ms. DeMarse an option to purchase 1,750,000 shares of the Company’s common stock. The stock option has a seven year term, an exercise price of $1.80 per share, which was the closing price of the Company’s common stock on the date of grant, and vests over a period of four years, with 25% vesting on the first anniversary of the date of grant and the remaining 75% vesting in approximately equal monthly increments over the succeeding thirty-six months, subject to her continued employment through each vesting date, and subject to accelerated vesting in certain events as described under the heading “Potential Payments Upon Termination or Change in Control.” The stock option agreements (one reflecting a portion of the stock option intended to qualify as an incentive stock option and the balance to be treated as a non-qualified stock option) each contain a variety of restrictive covenants and provide that the Company may claw back a specified amount in the event Ms. DeMarse engages in any Competitive Activity (as defined in the option agreements) or violates any restrictive covenants related to non-solicitation of employees, clients and vendors; non-disparagement; and confidentiality (all as described in the option agreement) within (i) eighteen months after delivery of shares of common stock upon exercise of the applicable option or (ii) one year of the cessation of Ms. DeMarse’s employment with the Company. In accordance with the offer letter, the Company and Ms. DeMarse also executed a Stock Purchase Agreement on March 7, 2012, under which Ms. DeMarse purchased from the Company a total of 75,000 shares of the Company’s common stock for an aggregate purchase price of $135,000, representing a per share price equal to the closing price of the Company’s common stock on the date of sale.

Ms. DeMarse and the Company entered into a Severance Agreement dated March 7, 2012 (the “DeMarse Severance Agreement”), which provides that if the Company (or any successor) terminates Ms. DeMarse’s employment without cause (as defined in the option agreements) prior to the fifth anniversary of her start date and she executes a release in the form attached to the severance agreement, (i) she will be entitled to receive a lump-sum payment equal to twelve months of her base salary (at the annual rate in effect as of the time of termination, but not less than $400,000) as well as up to eighteen months of COBRA premiums; (ii) the number of shares of common stock subject to stock options, stock appreciation rights, restricted stock, RSUs or other stock-based awards (“equity awards”) deemed vested (and, in the case of stock options or stock appreciation rights, exercisable) upon the termination of her employment would be equal to the number of equity awards that would have vested (and become exercisable as applicable) if her employment had continued through the first anniversary of her termination date and then been terminated without cause; and (iii) the vesting of any remaining equity awards shall be suspended and be forfeited on the six month anniversary of her termination date unless a definitive agreement, tender offer or letter of intent respecting a Change of Control (as defined in the severance agreement) is entered into or received by the Company after the date of severance agreement but prior to such six month anniversary, in which case such remaining equity awards would be forfeited and expire on the first anniversary of her termination date unless a Change of Control as contemplated is consummated by such first anniversary, in which case such remaining equity awards would vest (and become exercisable as applicable) immediately upon the consummation of such Change of Control. The severance agreement also contains restrictive covenants prohibiting Ms. DeMarse from competing with the Company or soliciting its employees, clients or vendors for a period of one year after her termination date.

In addition, pursuant to Ms. DeMarse’s two option agreements with the Company, each dated as of March 7, 2012, the then-unvested portion of the option grants would become exercisable upon the occurrence of any of the following, provided that such portion of the option only may be exercised within one hundred and eighty calendar days from the occurrence of such event: (i) in the event Ms. DeMarse’s employment was terminated by the Company without Cause or by Ms. DeMarse for Good Reason (as each such term is defined in the applicable agreement) prior to a Change of Control if such termination was related to a Change of Control; (ii) a Change of Control, unless (A) either (x) the Company was the surviving corporation and the award was equitably adjusted pursuant to the 2007 Plan or (y) the award was assumed or replaced by the Company’s successor and (B) the award as so adjusted, assumed or replaced had substantially the same potential economic benefits and vesting terms as did the award immediately prior to the Change of Control and provided that it would become immediately exercisable upon the termination of Ms. DeMarse’s employment without Cause or by Ms. DeMarse for Good Reason. Ms. DeMarse is subject to a variety of restrictive covenants.

Erwin Eichmann – Chief Business Officer

On August 13, 2012, the Company executed an offer letter with Mr. Eichmann that provided that he would serve as Vice President, Corporate and Business Development, and General Counsel of the Company (Mr. Eichmann was appointed Secretary of the Company by the Board, on August 27, 2012). Pursuant to the offer letter, Mr. Eichmann receives a base salary of $220,000 per annum, and has a target annual bonus, calculated quarterly with a 10% holdback paid at the end of the fiscal year, of up to 30% of his annualized base pay in 2012 (determined by the Company at its sole discretion), contingent upon Mr. Eichmann’s individual performance and performance of the Company. In connection with his hiring, on August 13, 2012, Mr. Eichmann received a sign-on bonus of $16,104, which was subject to certain claw back provisions that have all expired as of the date hereof. In August of 2013, Mr. Eichmann became the Company’s Chief Business Officer, and was appointed Assistant Secretary of the Company by the Board on September 26, 2013.

On August 17, 2012, the Company granted Mr. Eichmann an option to purchase 150,000 shares of the Company’s common stock, which has a five year term, an exercise price of $1.41 per share, the closing price of the Company’s common stock on the date of grant, and vests over a period of four years, with 25% vesting on August 17, 2013 and the remaining 75% vesting in approximately equal monthly increments over the succeeding thirty-six months, provided his continued employment through each vesting date, and subject to accelerated vesting upon the occurrence of certain events as described in the section of the Proxy Statement entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The option agreement with respect to this grant provides that the Company reserves the right to claw back any shares of common stock delivered under the option agreement in the event that, within one year of the cessation of Mr. Eichmann’s employment with the Company, Mr. Eichmann engages in any Competitive Activity (as defined in the option agreement) or violates any restrictive covenants related to non-solicitation of employees, clients and vendors; non-disparagement; and confidentiality; all as described in the option agreement. The restrictive covenants in the option grant have the following duration: non-solicitation of employees, clients and vendors, through the first anniversary of Mr. Eichmann’s separation date; non-disparagement and confidentiality obligations, perpetual. On February 1, 2013, Mr. Eichmann was awarded 25,000 RSUs, with 25% vesting on February 1, 2014 and the remaining 75% vesting in approximately equal monthly increments over the succeeding thirty-six months, provided his continued employment through each vesting date, and subject to accelerated vesting upon the occurrence of certain events as described in the section of the Proxy Statement entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The agreement for this RSU grant contains claw back and restrictive covenant provisions similar to those of his August 2012 option grant. On September 13, 2013, the Company also granted Mr. Eichmann an option to purchase 125,000 shares of the Company’s common stock, which has a five year term, an exercise price of $2.15 per share, the closing price of the Company’s common stock on the date of grant, and vests over a period of four years, with 25% vesting on September 13, 2014 and the remaining 75% vesting in approximately equal monthly increments over the succeeding thirty-six months, provided his continued employment through each vesting date, and subject to accelerated vesting upon the occurrence of certain events as described in the section of the Proxy Statement entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.

Mr. Eichmann and the Company have not entered into a Severance Agreement. However, pursuant to option agreements dated August 17, 2012 and September 13, 2013, and RSU agreement dated February 1, 2013, between Mr. Eichmann and the Company, the then-unvested portion of the respective grants would become fully vested (and exercisable, with respect to the option) upon the occurrence of any of the following, provided that such portion of the option only may be exercised within ninety calendar days from the occurrence of such event: (i) in the event Mr. Eichmann’s employment was terminated by the Company without Cause or by Mr. Eichmann for Good Reason (as each such term is defined in the applicable agreement) prior to a Change of Control if such termination was related to a Change of Control; (ii) a Change of Control, unless (A) either (x) the Company was the surviving corporation and the award was equitably adjusted pursuant to the 2007 Plan or (y) the award was assumed or replaced by the Company’s successor and (B) the award as so adjusted, assumed or replaced had substantially the same potential economic benefits and vesting terms as did the award immediately prior to the Change of Control and provided that it would become immediately vested (and exercisable, with respect to the option) upon the termination of Mr. Eichmann’s employment without Cause or by Mr. Eichmann for Good Reason. Mr. Eichmann is subject to a variety of restrictive covenants, described above under the heading “Employment Agreements.”

John C. Ferrara –Chief Financial Officer

On February 1, 2013, the Company executed an offer letter with Mr. Ferrara that provides he will serve as Chief Financial Officer of the Company. Pursuant to the offer letter, Mr. Ferrara receives a base salary of $220,000 per annum, subject to annual review for potential increase at the discretion of the Compensation Committee of the Board, and has a target annual bonus, calculated quarterly with a 10% holdback paid at the end of the fiscal year, of up to 40% of his annualized base pay in 2013 (determined by the Company at its sole discretion), contingent upon Mr. Ferrara’s individual performance and performance of the Company. In connection with his hiring, on February 25, 2013, Mr. Ferrara received a sign-on bonus of $10,000. In addition to Mr. Ferrara’s bonus, the Compensation Committee approved a one-time cash bonus of $5,500 for Mr. Ferrara based on his performance.

In addition, the Company and Mr. Ferrara agreed to a severance provision in Mr. Ferrara’s offer letter which provides that if the Company (or a successor) terminates his employment without Cause (as defined by the option agreement) and he executes a form release previously provided to him by the Company, he will receive: (i) a severance payment (the “Severance Payment”) equal to six months of his current base salary; provided, however, if such termination occurs during the period commencing fifteen days prior to a “Change of Control” (as defined in the 2007 Incentive Plan) and ending on the twelve month anniversary of such Change of Control, the Severance Payment will be increased to twelve months of his current base salary; and (ii) payment for COBRA medical insurance premiums on Mr. Ferrara’s behalf until the earlier of (a) the number of months equal to the Severance Period (as defined by the offer letter), or (b) the date upon which he and/or his eligible dependents becomes covered under similar plans.

Also on February 25, 2013, the Company granted Mr. Ferrara an option to purchase 325,000 shares of the Company’s common stock. The stock option has an exercise price of $1.86 per share, the closing price of the Company’s common stock on the date of grant, has a term of seven years and vests over a period of four years, with 25% vesting on the first anniversary of the date of grant and the remaining 75% vesting in approximately equal monthly increments over the succeeding thirty-six months, provided his continued employment through each vesting date, and subject to acceleration or forfeiture upon the occurrence of certain events as set forth in his option agreement. The option agreement with respect to this grant provides that the Company reserves the right to claw back any shares of common stock delivered under the option agreement in the event that, within one year of the cessation of Mr. Ferrara’s employment with the Company, Mr. Ferrara engages in any Competitive Activity (as defined in the option agreement) or violates any restrictive covenants related to non-solicitation of employees, clients and vendors; non-disparagement; and confidentiality; all as described in the option agreement. The restrictive covenants in the option grant have the following duration: non-solicitation of employees, clients and vendors, six months following Mr. Ferrara’s separation date (provided that if his separation date occurs during the period commencing fifteen days prior to a Change of Control (as defined in the Plan) and ending one year after such Change of Control, the duration shall be twelve months); non-disparagement and confidentiality obligations, perpetual.

Provisions Generally Applicable to Current Executive Officers

The executives’ applicable agreements generally define “Cause” to include willful misconduct or gross negligence, willful and material dishonesty or misappropriation of Company funds, properties or other assets, unexcused repeated absence from work, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a felony involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws, or breach of the performance of job duties, which is not cured within 30 days after notice. “Good Reason” generally is given the meaning ascribed to such term in Treasury Regulation Section 1.409A-1(n)(2)(ii).

A “Change of Control” under the 2007 Plan and the above-described severance agreements occurs upon (1) the acquisition of a majority of the voting power of the Company’s stock by a person, entity, or group (with certain exceptions); (2) the date on which a majority of the members of the Board are not “Current Directors” (which term is defined to mean the Company’s current directors and directors whose nomination or election was approved by a majority of the directors who at the time were “Current Directors”); (3) a merger or consolidation with another entity where the Company’s stockholders immediately prior to the merger or consolidation would no longer comprise a majority of the voting shares of the surviving corporation in substantially the same proportions as their prior ownership, or where the directors of the Company would not constitute a majority of the board of directors of the surviving corporation; (4) a sale of all or substantially all of the assets of the Company; or (5) approval by the stockholders of a plan of complete liquidation of the Company.

In order to receive severance payments and benefits, generally each executive is required to execute a release of claims and not violate his obligations in the applicable agreement to (i) keep information about the Company’s business confidential, (ii) refrain from making disparaging comments about the Company (and its directors, officers and employees) and for a period of up to two years following termination, not solicit or hire anyone who was employed by the Company during the term of the applicable agreement and not solicit any client or vendor of the Company to cease its relationship with the Company. In addition, the applicable RSU and stock option agreements provide for forfeiture and claw-back in the event the grantee breaches any of the above restrictions or competes with the Company for a period of two years following termination.

Agreements with a Former Executive Officer

Thomas Etergino – Former Executive Vice President, Chief Financial Officer

On February 22, 2013, Mr. Etergino resigned as Executive Vice President and Chief Financial Officer of the Company. Following such date, Mr. Etergino was no longer required to perform any services for the Company; however, he remained an employee until his actual separation date of February 28, 2013. In connection with his resignation, on December 31, 2012, Mr. Etergino and the Company entered into a separation agreement and mutual release (the “Etergino Separation Agreement”).

Pursuant to the Etergino Separation Agreement, Mr. Etergino continued to provide his full-time services to the Company through February 22, 2013 and received a base salary at his then current rate of $292,500 per annum through February 28, 2013. In addition, Mr. Etergino received severance in the amount of $243,750 ($0 in accrued or unused vacation days), as well as payment for COBRA medical insurance premiums on Mr. Etergino’s behalf for up to nine months. Also, on his separation date, 160,000 RSUs underlying a grant of 200,000 RSUs on September 7, 2010 that were unvested became vested; as did 6,252 RSUs and 18,756 stock options underlying the 2011grants that were unvested or unexercisable. The vested portion of such option was only excisable until May 29, 2013. The Company also paid Mr. Etergino a bonus for 2012 of $246,224 pursuant to the 2012 Incentive Program, and a pro-rated bonus with respect to the first quarter of fiscal year 2013 of $35,953. Mr. Etergino agreed to release the Company from all claims and liabilities under federal and state laws arising prior to the separation date.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to each of our executive officers during the fiscal years ended December 31, 2013 and December 31, 2012. As a “smaller reporting company” as such term is defined in the rules promulgated under the Securities Act, the table includes the information required for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Additionally, in accordance with the disclosure requirements, the table includes our former Chief Financial Officer who resigned in 2013 (these individuals are collectively referred to as our “named executive officers”):

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (5) ($)		Total ($)
Elisabeth DeMarse(6)	2013	400,000	150,000	—	—	—	—	22,536		572,536
President and Chief Executive Officer	2012	327,395	200,000	—	832,013	—	—	5,050		1,364,458
John Ferrara(7)	2013	186,705	15,500	—	190,833	79,354	—	22,860		495,252
Chief Financial Officer
Thomas Etergino(8)	2013	__	35,953	—	—	—	—	16,918		52,871
Former Executive Vice President, Chief Financial Officer	2012	300,625	—	—	—	246,224	—	325,203	(9)	872,052
Erwin Eichmann (10)	2013	220,000	9,350	42,500	81,428	69,575	—	25,008		447,861
Chief Business Officer	2012	85,029	16,104	—	74,165	26,625	—	2,223		204,146

(1)	The amounts in the “Bonus” column for each of Ms. DeMarse and Mr. Eichmann for fiscal year 2012 reflect a one-time sign-on bonus awarded in connection with their respective hiring in 2012. The amounts in the “Bonus” column for Ms. DeMarse for fiscal year 2013 reflect a one-time discretionary bonus awarded for her performance during fiscal year 2013, but paid in fiscal year 2014. The amount in the “Bonus” column for Mr. Ferrara for fiscal year 2013 reflects a one-time sign-on bonus awarded in connection with his respective hiring in 2013 of $10,000, and a one-time discretionary cash bonus of $5,500 paid in 2014 for performance in 2013. The amount in the “Bonus” column for Mr. Eichmann for fiscal year 2013 reflects a one-time discretionary cash bonus of $9,350 paid in 2014 for performance in 2013. The amount in the “Bonus” column for Mr. Etergino for fiscal year 2013 reflects the prorated amount paid in accordance with the Etergino Separation Agreement.
(2)	The amounts in the “Stock Awards” columns reflect the aggregate grant date fair value of RSU awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The grant date fair value of the RSU awards reflects the closing price of the Company’s common stock on the date of grant. Each RSU award includes the grant of dividend equivalents with respect to such RSU. The Company maintains a bookkeeping account to which it credits, whenever cash dividends are paid on the common stock, an amount equal to the amount of the dividend paid on a share of common stock for each then-outstanding RSU granted. The accumulated dividend equivalents vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash to the holder. These amounts are not reflected in the “Stock Awards” column but rather are reflected in the “All Other Compensation” column.
(3)	The amounts in the “Option Awards” columns reflect the aggregate grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. Assumptions made in the calculation of the grant date fair value of the stock option awards are included in Note 1 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2014.
(4)	Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect the short-term cash incentive earned in the indicated year, as described under the section entitled “Additional Disclosure Related to the Summary Compensation Table Short-Term Cash Incentives”.

(5)	Amounts in the “All Other Compensation” column for each named executive officer include the following: (i) the Company’s matching contribution of contributions made by the employee to the Company’s 401(k) Plan; (ii) amounts paid by the Company with respect to group life insurance and executive health medical reimbursement plan; (iii) payment of any accrued and unused vacation days; and (iv) amounts earned as dividend equivalents with respect to unvested RSUs, which dividend equivalents totaled the following amounts for Mr. Etergino, $10,068 for 2012. The Company suspended its dividend payments beginning Q3 2012.
(6)	In March 2012, Ms. DeMarse was hired as President and Chief Executive Officer. The amount in the “Salary Column” for Ms. DeMarse for 2012 reflects partial year compensation at $400,000 effective March 7, 2012.
(7)	In February 2013, Mr. Ferrara was hired as Chief Financial Officer. The amount in the “Salary Column” for Mr. Ferrara for 2013 reflects partial year compensation at $220,000 effective February 1, 2013.
(8)	In September 2010, Mr. Etergino was hired as Executive Vice President, Chief Financial Officer. Mr. Etergino resigned as Chief Financial Officer on February 22, 2013 and ceased to be an employee of the Company on February 28, 2013. The amount in the “Salary Column” for Mr. Etergino for 2012 reflects his base salary of $325,000, which was reduced to $292,500 effective April 1, 2012.
(9)	Amount in the “All Other Compensation” column for Mr. Etergino for 2012 includes the $243,750 in cash severance payable by the Company pursuant to the Etergino Separation Agreement (as defined under the “Employment and Severance Agreements” section of this Proxy Statement) and $17,575 for the obligation to pay, for up to nine months, the cost of premiums for continuation of any benefits that Mr. Etergino was eligible under COBRA to elect to, and did elect to, continue. The amount in the “All Other Compensation” column for Mr. Etergino for 2012 also includes amounts payable to Mr. Etergino pursuant to the Etergino Separation Agreement related to services that Mr. Etergino rendered in 2013. The amount in the “All Other Compensation” column for Mr. Etergino for 2012 also does not include $307,566 in value related to the February 28, 2013 vesting of 166,252 RSUs upon his separation date, measured at the closing price of the Company’s common stock on Thursday, February 28, 2013 of $1.85 per share.
(10)	In August 2012, Mr. Eichmann was hired as Executive Vice President, Business and Legal Affairs and General Counsel. The amount in the “Salary Column” for Mr. Eichmann for 2012 reflects partial year compensation at $220,000 effective August 13, 2012. In August 2013, Mr. Eichmann became the Company’s Chief Business Officer.

Additional Disclosure Related to the Summary Compensation Table

Short-Term Cash Incentives

In 2013, the Company continued the bonus program as established in 2012, in which both current and former executive officers were eligible for annual bonuses, in each case expressed as a percentage of the executive’s base salary (pro-rated in the event employment commences or terminates during a fiscal year). For the current executive officers, the 2013 target bonus percentages were zero percent for Ms. DeMarse (pursuant to her employment letter), 30% of salary for Mr. Eichmann, and 40 % of salary for Mr. Ferrara. For the former Chief Financial Officer, Mr. Etergino, the 2013 target bonus percentage was zero pursuant to his severance agreement. Each executive’s target bonus was further allocated based on the Company’s performance during each calendar quarter during 2013, as follows: (i) 25% of target annual bonus based on performance for the first calendar quarter of 2013, of which 22.5% was payable on or before April 30, 2013 ( the “First Quarter 2013 Bonus”); (ii) 25% of target annual bonus based on performance for the second calendar quarter of 213, of which 22.5% was payable on or before July 31, 2013 ( the “Second Quarter 2013 Bonus”); (iii) 25% of target annual bonus based on performance for the third calendar quarter of 213, of which 22.5% was payable on or before October 31, 2013 ( the “Third Quarter 2013 Bonus”); and (iv) 25% of target annual bonus based on performance for the fourth calendar quarter of 2013, of which 22.5% payable on or before February 28, 2014 (the “Fourth Quarter 2013 Bonus”). The difference between the target and payable portions of the First Quarter 2013 Bonus, the Second Quarter 2013 Bonus, the Third Quarter 2013 Bonus and the Fourth Quarter 2013 Bonus (collectively, the “Quarterly Bonuses”) represents a 10% holdback on each bonus payment. The aggregate amount of the full year holdbacks on bonuses was payable on or before February 28, 2014 (the “Holdback Bonus”).

Each Quarterly Bonus is based 80% upon achievement of a revenue target and 20% upon achievement of individual performance as determined in the discretion of the Compensation Committee. The payments for each of the Quarterly Bonuses for Mr. Eichmann and Mr. Ferrara were as follows: (i) $23,098 for the First Quarter 2013 Bonus; (ii) $35,563 for the Second Quarter 2013 Bonus; (iii) $36,945 for the Third Quarter 2013 Bonus and (iv) $53,323 for the Fourth Quarter 2013 Bonus. The bonus amount for a Quarterly Bonus will be the bonus opportunity for the quarter (i.e., 25% of the total annual bonus opportunity) multiplied by the Achievement Percentage for the applicable quarter. The Achievement Percentage is the sum of (x) Individual performance and (y) the Revenue Achievement Percentage. The MBO Achievement Percentage is equal to (x) 20% multiplied by (y) the percentage of the MBOs achieved by the executive as determined by the Company. The Revenue Achievement Percentage is (x) 80% multiplied by (y) a percentage of achievement (up to a maximum of 150%) against the revenue target determined as follows: (i) 70% upon 90% achievement of the applicable revenue target plus (ii) 3% for every percentage of achievement above 90% up to 100% (i.e., at 100% achievement, the percentage would be 100%) plus (iii) 0.5% for each 1% above 100% to 103% (i.e., up to an additional 1.5%) plus (iv) 3% for every percentage of achievement above 103%. Notwithstanding the forgoing, the Compensation Committee had discretion to pay less than these amounts if in its judgment the bonus should be reduced.

Long-Term Equity Incentives

Long-term incentives are provided by equity awards, generally made under the 2007 Plan. The 2007 Plan authorizes the Compensation Committee to grant a variety of types of equity awards, including stock options, stock appreciation rights, restricted stock and RSUs. Long-term equity awards enable our executive officers to maintain an equity interest in the Company, which aligns their financial interests with those of our shareholders.

In 2013, the Compensation Committee granted the following equity awards to its executives: (i) an option to purchase 325,000 shares of the Company to Mr. Ferrara in connection with his hiring as Chief Financial Officer; (ii) an award of restricted stock units covering 25,000 shares of the Company to Mr. Eichmann, as a reflection of his performance and (iii) an option to purchase 125,000 shares of the Company to Mr. Eichmann. These awards were granted pursuant to award agreements summarized in the section of this Proxy Statement entitled “Employment and Severance Agreements”.

The Compensation Committee periodically reviews the equity positions and other arrangements pertaining to the Company’s named executive officers in an effort to ensure that appropriate incentives are in effect to fulfill the Company’s compensation philosophy and objectives described above.

Outstanding Equity Awards at 2013 Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercis- Able (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)
Elisabeth DeMarse	3/07/2012	765,622	984,378	—	1.80	3/07/2019	—	—
John Ferrara	2/25/2013	—	325,000	—	1.86	2/25/2020	—	—
Erwin Eichmann	9/13/2013	—	125,000	—	2.15	9/13/2018	—	—
	2/01/2013	—	—	—	—	—	25,000	56,500
	8/17/2012	50,000	100,000	—	1.41	8/17/2017	—	—

(1)	The stock option awards granted to Ms. DeMarse and Mr. Ferrara vest as to 25% of the underlying shares on March 7, 2013 and February 25, 2014, respectively and for Mr. Eichmann on August 17, 2013 and September 13, 2014, respectively. The balance of the stock option awards vest in approximately equal monthly increments over the following thirty-six months, provided their continued employment and subject to accelerated vesting in certain events as described under the heading “Potential Payments Upon Termination or Change in Control.”
(2)	The exercise price per share of the stock options reflects the closing price per share of the Company’s common stock on the date of grant.
(3)	At 2013 fiscal year end, Mr. Eichmann was the only named executive officer to have unvested RSUs. Mr. Eichmann’s RSUs vest 25% on February 1, 2014. The balance of the RSUs vest in approximately equal monthly increments over the following thirty-six months subject to his continued service through each vesting date.
(4)	Dollar values reflect the closing price of the Company’s common stock on December 31, 2013, which was $2.26 per share.

TRANSACTIONS WITH RELATED PERSONS

Employment Agreement with James J. Cramer

On November 14, 2013, the Company and Mr. Cramer entered into an employment agreement effective December 1, 2013 (the “2013 Employment Agreement”). The term of the 2013 Employment Agreement expires on December 31, 2017. Consistent with its desire to provide market-appropriate compensation with respect to all service providers of the Company, the Compensation Committee engaged Fredric W. Cook & Co., Inc (“FWC”) as its independent compensation consultant to advise the Compensation Committee regarding the negotiation and establishment of the compensation terms for the 2013 Employment Agreement. The 2013 Employment Agreement provides that Mr. Cramer will, among other things, author articles for the Company’s advertising supported and paid publications including the Company’s Action Alerts PLUS service and provide reasonable promotional and other services, subject to certain terms and conditions. In addition, the 2013 Employment Agreement grants the Company a right to use Mr. Cramer’s name and likeness to promote the Company’s goods and services, subject to certain approval rights and a licensing fee of $300,000 per year, which is payable as a lump sum on January 1 for calendar years 2014 and 2015 and in 4 quarterly installments on January 1, April 1, July 1 and October 1 for calendar years 2016 and 2017. Pursuant to the 2013 Employment Agreement, Mr. Cramer will not receive a salary or bonus, but he will receive a royalty equal to 10% of Total Net Revenues (as defined in the 2013 Employment Agreement), which increased to 14% of Total Net Revenues effective January 1, 2014. Commencing with calendar year 2014, Mr. Cramer’s royalty payment is guaranteed to be at least $2,500,000 per year, and to satisfy the guarantee, the Company will pay Mr. Cramer a monthly draw of $208,333.33 commencing in January 2014. For calendar year 2013, Mr. Cramer received $1,476,000 in royalties pursuant to his prior employment agreement, dated December 10, 2010, as amended (the “2010 Employment Agreement”). Pursuant to the 2013 Employment Agreement, the Company granted Mr. Cramer two awards of RSUs for an aggregate cash value of $3,000,000 as follows: 1,000,000 restricted stock units on December 2, 2013 and 363,229 RSUs on January 2, 2014. Both awards of restricted stock units vest as to 25% per year on each of December 31, 2014, December 31, 2015, December 31, 2016 and December 31, 2017, subject to his continued service through each vesting date.

Pursuant to the 2013 Employment Agreement, Mr. Cramer will not render services in connection with, endorse or promote, in any media, any financial products or services, or engage in certain other activities; provided that, subject to certain restrictions, he may appear on cable and/or broadcast television network programs in a manner consistent with his current practice, permit the distribution via the Internet of his appearances in such television programs solely in their original long-form format and author books. In the event Mr. Cramer’s employment is terminated by the Company for Cause or by him without Good Reason (as such terms are defined in the Employment Agreement), then subject to the above proviso, Mr. Cramer shall not, author articles or columns for any digital financial publication that competes directly with the Company for a period of 18 months following his termination of employment, without receiving the Company’s consent which shall not be unreasonably withheld. In addition, until 18 months after the termination of his employment, Mr. Cramer will not solicit for employment any person who was employed by the Company during the six months prior to such termination.

The 2013 Employment Agreement does not provide for any cash payment to be made to Mr. Cramer upon the occurrence of a change of control, and limits Mr. Cramer’s ability to terminate the Employment Agreement in the event of a Change of Control (as defined in the 2007 Plan) or sale of the Action Alerts PLUS subscription service to circumstances in which Mr. Cramer reasonably believes that the ongoing association of his name, likeness or content with the acquirer would materially damage his brand, reputation or relationship with the broadcast or cable television network then producing and/or televising “Mad Money” or any successor show.

If certain payments to Mr. Cramer are determined to be a “parachute payment” as defined in Section 280G of the Internal Revenue Code (a “Parachute Payment”) and also to be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then Mr. Cramer will be entitled to an additional payment (a “gross-up payment”) in an amount such that the net amount of the gross-up payment retained by Mr. Cramer, after payment of certain income and employment taxes and Excise Taxes on the gross-up payment, will be equal to the Excise Tax imposed on the Parachute Payment; provided however that if the Parachute Payment does not exceed the point at which Excise Taxes apply by at least 10%, then no gross-up payment shall be made, and instead the Parachute Payment will be reduced to be the greatest amount that could be paid without giving rise to any Excise Tax.

The 2013 Employment Agreement contains indemnification provisions pursuant to which the Company has agreed to defend, indemnify and hold harmless Mr. Cramer, with certain exceptions, against, among other things, losses suffered in connection with the provision of his services under the Employment Agreement or his former employment agreement.

Consideration of Advisory Vote on Executive Compensation

We conducted an advisory vote on executive compensation last year at our 2013 Annual Meeting. While this vote was not binding on the Company, our Board or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs and our decisions regarding executive compensation, as disclosed in the Proxy Statement. Our Board and the Compensation Committee value the opinions of our stockholders and, in the event there were to be any significant vote against the compensation of our named executive officers as disclosed in the Proxy Statement, we would consider our stockholders’ concerns and we would evaluate whether any actions should be taken to address such concerns. At our 2013 Annual Meeting, of the shares voted with respect to our executive compensation proposal (Proposal 3), 95.72 voted in favor of the compensation of our named executive officers as disclosed in that year’s proxy statement. Given the strong level of support we received from that vote, we did not feel that any significant changes to our executive compensation philosophy, policies, programs and decisions were required at this time.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted in 2010, requires that the Company include in its proxy statement at least once every three years an advisory stockholder vote on the compensation of the Company’s named executive officers as described in the proxy statement. Based on the preference previously expressed by our stockholders at the 2011 Annual Meeting, we have elected to hold such a vote on an annual basis. The opportunity to vote on this proposal is required pursuant to Section 14A of the Exchange Act. Because the vote is advisory, it is not binding on the Company, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote. However, the Compensation Committee values the opinions expressed by the Company’s stockholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

The Compensation Committee has overseen the development of the Company’s compensation program that is described in the “Compensation and Other Information Concerning Officers” section of this Proxy Statement and more specifically in the tables and narrative thereunder. The Company’s compensation program seeks to attract, motivate and retain talented executives who can enable the Company to build long-term value for its stockholders, and to reward executives for their efforts under clear and sensible guidelines. The Company believes that its compensation programs fulfill that goal.

The Company requests that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement, including the discussion of compensation, the compensation tables, and the narrative disclosure accompanying the compensation tables.

The Board of Directors recommends that stockholders vote FOR approval of the compensation of the Company’s named executive officers as described in this Proxy Statement in this advisory vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 17, 2014 (except as otherwise noted), the beneficial ownership of our common stock by (i) each person known by the Company to beneficially own more than 5% of our common stock, (ii) each of the Company’s current directors and nominees for director, (iii) each of the named executive officers as set forth in the Summary Compensation Table, and (iv) all of our current executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (#)(2)	Percent of Class (%) (2)
Five Percent Stockholders
Technology Crossover Venture (3)	4,014,319	10.5
Cannell Capital, LLC (4)	2,823,103	8.2
Harvey Partners, LLC (5)	2,705,000	7.9
Hightower Advisors (6)	2,509,509	7.3
James J. Cramer (7)	2,101,393	6.1
Dimensional Fund Advisors LP (8)	1,795,939	5.2
Directors and Executive Officers
James J. Cramer (7)	2,101,393	6.1
Elisabeth DeMarse (9)	1,084,370	3.1
Sarah Fay (10)	96,073	*
Keith Hall (11)	46,970	*
William Gruver(12)	223,912	*
Christopher Marshall(13)	0	*
Vivek Shah (14)	147,404	*
Mark Walsh (15)	69,172	*
Erwin Eichmann (16)	75,000	*
John C. Ferrara (17)	101,562	*
Thomas Etergino(18)	149,033	*
All current executive officers and directors as a group (8 persons) (18)	3,721,944	10.5

*	Represents beneficial ownership of less than 1%.
(1)	Except as otherwise indicated, the address for each stockholder is c/o TheStreet, Inc., 14 Wall Street, New York, New York 10005. Other addresses in the notes below are based on recent filings with the SEC. With respect to the beneficial owners of 5% or more of the Company’s common stock, we have relied upon their beneficial ownership reports as filed with the SEC and internal Company records.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC. Percentage ownership is based on a total of 34,359,405 common shares outstanding as of April 17, 2014, excluding treasury stock. Shares of common stock over which the named person has rights to acquire voting or dispositive power within 60 days of April 17, 2014 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such rights but are not deemed outstanding for computing the percentage ownership of any other person. Except as noted, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The above table assumes that the shares of Series B owned by each of TCV VI, L.P. (“TCV VI”) and TCV Member Fund, L.P. (“Member Fund”) have been converted into shares of common stock for purposes of calculating beneficial ownership.

(3)	Consists of (i) 157,377 shares of common stock; (ii) 3,856,942 shares of common stock immediately issuable upon conversion of 5,500 shares of Series B Preferred Stock (representing beneficial ownership of 100% of the outstanding shares of such class of stock. TCV VI is the record holder of 5,455.95 shares of Series B convertible preferred stock, convertible into 3,826,051 shares of common stock. Member Fund is the record holder of 44.05 shares of Series B convertible preferred stock, convertible into 30,891 shares of common stock. TCV VI Management, L.L.C. (“TCV VI Management”) is the record holder of 157,377 shares of common stock. The total percentage of common stock outstanding for TCV VI and Member Fund is calculated on an as converted basis with the number of options and Series B preferred shares added to both the numerator and the denominator. The principal business address of Technology Crossover Ventures and each person or entity listed in this note is 528 Ramona Street, Palo Alto, California 94301. RSUs granted to Mr. Marshall in connection with his service as a director of the Company were assigned to funds affiliated with Technology Crossover Ventures. Mr. Marshall has no voting or dispositive power, or beneficial or pecuniary interest in, such RSUs or in the underlying shares of the Company’s stock.
(4)	According to a joint filing by J. Carlo Cannell and Cannell Capital LLC with the SEC on Schedule 13G/A filed February 14, 2014, J. Carlo Cannell is a managing member of Cannell Capital LLC and each may be deemed to beneficially own the above-reported shares. Cannell Capital, LLC possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company. The principal business address of Cannell Capital LLC is 310 E. Pearl Street, Unit A, P.O. Box 3459, Jackson, WY 83001.
(5)	According to Harvey Partners, LLC’s filing with the SEC on Schedule 13G/A filed February 14, 2014, Harvey Partners, LLC is the investment manager to three entities that in the aggregate own the above-reported shares. Harvey Partners, LLC possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by such entities. The principal business address of Harvey Partners, LLC is 135 East 57 th Street, 24 th Floor, New York, New York 10022.
(6)	According to Hightower Advisors, LLC’s filing with the SEC on Schedule 13F filed February 14, 2014, Hightower Advisors, LLC is an institutional investment manager with sole power to vote and the sole power to direct the disposition of the above-reported shares. The principal business address of Hightower Advisors, LLC is 200 W. Madison, Suite 2500, Chicago, IL 60606.
(7)	Includes 1,544,543 shares owned directly by Mr. Cramer and 556,850 shares owned indirectly by Mr. Cramer through Cramer Partners, L.L.C.
(8)	According to a filing by Dimensional Fund Advisors LP with the SEC on Schedule 13F filed February 14, 2014, Dimensional Fund Advisors LP is an institutional investment manager with sole power to vote and the sole power to direct the disposition of the above-reported shares. The principal business address of Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(9)	Includes 984,370 shares issuable upon exercise of stock options exercisable within 60 days of April 17, 2014.
(10)	Includes 11,704 shares issuable upon exercise of stock options exercisable within 60 days of April 17, 2014.
(11)	Includes 765 shares issuable upon exercise of stock options exercisable within 60 days of April 17, 2014.
(12)	Mr. Gruver resigned from the Board on June 13, 2013. The number of shares outstanding reflects the Company’s most current records, as the Company does not have any other reasonable basis of estimating how many shares, if any, of the Company’s common stock are beneficially owned by an individual as of April 17, 2014.
(13)	Mr. Marshall resigned from the Board on March 31, 2013. Mr. Marshall did not have any outstanding options or RSUs from the Company and the number of shares outstanding reflects the Company’s most current records, as the Company does not have any other reasonable basis of estimating how many shares, if any, of the Company’s common stock are beneficially owned by an individual as of April 17, 2014.
(14)	Includes 21,075 shares issuable upon exercise of stock options exercisable within 60 days of April 17, 2014.
(15)	Includes 12,046 shares issuable upon exercise of stock options exercisable within 60 days of April 17, 2014.
(16)	Includes 65,625 shares issuable upon exercise of stock options exercisable and 1,042 shares of common stock issuable upon the vesting of RSUs, both within 60 days of April 17, 2014.

(17)	Includes 101,562 shares issuable upon exercise of stock options exercisable within 60 days of April 17, 2014.
(18)	Mr. Etergino ceased to be an employee of the Company on February 28, 2013. As of April 17, 2014, Mr. Etergino did not have any outstanding options or RSUs from the Company and the number of shares outstanding reflects the Company’s most current records, as the Company does not have any other reasonable basis of estimating how many shares, if any, of the Company’s common stock are beneficially owned by an individual as of April 17, 2014.
(19)	Includes 1,197,147 shares issuable upon exercise of stock options excercisable and 1,042 shares of common stock issuable upon the vesting of RSUs, both within 60 days of April 17, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding common stock, to file initial reports of ownership and reports of changes in ownership of common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of such reports received by the Company with respect to fiscal 2013 and written representations from such reporting persons, the Company believes that one report, filed by the Company on behalf of Mark Walsh was late. All other reports as required to be filed under Section 16(a) have been timely filed by such persons.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with rules promulgated under the Exchange Act, which in certain circumstances may call for the inclusion of qualifying proposals in the Company’s Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company’s Annual Meeting of Stockholders in 2015, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than December 31, 2014. Such proposals should be directed to TheStreet, Inc., Attention: Secretary, 14 Wall Street, 15th Floor, New York, New York 10005.

Except in the case of proposals made in accordance with Rule 14a-8, the Company’s By-laws require that stockholders desiring to bring any business before the Company’s Annual Meeting of Stockholders in 2015 deliver written notice thereof to the Company no earlier than February 13, 2015 and no later than March 15, 2015, and comply with all other applicable requirements of the By-laws. However, in the event that the Annual Meeting of Stockholders in 2015 is called for a date that is more than thirty days before or after the anniversary date of the Annual Meeting of Stockholders in 2014, notice by the stockholder in order to be timely must be received not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the date on which notice of the date of the Annual Meeting of Stockholders in 2015 was mailed to stockholders or made public. In order for a proposal made outside of the requirements of Rule 14a-8 to be “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company in accordance with the time limits set forth in the foregoing advance-notice By-law provision.

The advance notice by stockholders must include the stockholder’s name and address; a description of the class and number of shares of capital stock of the Company owned beneficially or of record by the stockholder; a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business; a brief description of the proposed business and the reason for conducting such business at the annual meeting; and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposed business and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board, certain information regarding the nominee must also be provided.

OTHER MATTERS

The last date for timely filing stockholder proposals relating to the Annual Meeting under the Company’s By-laws was March 14, 2014. As of the date of this Proxy Statement, the Board knows of no matters other than those described herein that will be presented for consideration at the Annual Meeting. However, should any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interests of the Company.

The Company’s Annual Report on Form 10-K with respect to the fiscal year ended December 31, 2013, which contains audited financial statements along with other information about the Company, is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote their shares over the Internet or by telephone (to the extent available) or execute and return their proxy card or voting instruction form.

By Order of the Board of Directors,

Vanessa J. Soman

Secretary of the Company

New York, New York

April 25, 2014

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 11, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. THESTREET, INC. 14 WALL STREET, 15TH FL. NEW YORK, NY 10005 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 11, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except 02 Vivek Shah The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Sarah Fay To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nomi nee(s) on the line below. For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. To ratify the appointment of BDO USA, LLP as TheStreet, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2014. To approve the compensation of TheS treet, Inc.’s named executive officers as described in the Proxy Statement (this vote is advisory and non-binding). 0000206824_1 R1.0.0.51160 NOTE: The proxy holders are authorized to vote on any other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof, for action in accordance with their judgment. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX]

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THESTREET, INC. FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 12, 2014 0000206824_2 R1.0.0.51160 The undersigned stockholder of TheStreet, Inc. (the “Company”) hereby appoints Elisabeth DeMarse, John Ferrara and Vanessa J. Soman, with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote all shares of Common Stock, $0.01 par value, of the Company standing in the name of the undersigned, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 12, 2014, at 8:30 a.m. Eastern Daylight Time at the offices of Orrick, Herrington & Sutcliffe, LLP, 51 West 52 nd Street, New York, New York 10019, upon such business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless a contrary direction is indicated this Proxy will be voted for all nominees and for Proposals 2 and 3 and in accordance with the judgment of the proxyholder upon any other business as may properly come before the Annual Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith. (Continued and to be signed on reverse side)